Exhibit 99.1

2013 Mid-Year Financial Results Video Transcript

Thank you for joining us today. This video is another in a series of videos Inland American is putting together to discuss and update our investors and the investment community on the progress being made on the execution of our strategy and financial results.

Similar to the last update video back in June, we have attached a survey. Please take a few minutes upon completion of this video to answer a couple quick survey questions. Your responses will help our future communications and provide us with a better understanding of your expectations for your investment in Inland American.

Let me start with some financial highlights. We had a solid first half of 2013 and expect that trend to continue for the remainder of the year.

Our portfolio same store NOI, for the first six-months of the year, was up 2.2% over last year. This is a key performance indicator for us showing our organic growth within the existing portfolio.

The 2.2% increase was driven by the 8.4% year-over-year increase in lodging and 4.9% in multi-family. Our Retail portfolio was flat, while our NOI for Industrial and Office both fell slightly. These results were in line with our expectations.

We are maintaining our FFO guidance for 2013 of $0.50 to $0.51 per share. Our team has done a good job of balancing the timing of the new acquisitions with our dispositions to limit dilution to our earnings that occurs naturally during the rotation of capital. While our FFO for the first half of 2013 was above guidance, this dilution I mentioned and certain loan pre-payment costs related to the apartment transaction will bring our year-end FFO performance in line with our guidance.

Turning to our debt and cash reserves, as of June 30th 2013, our cash was around $300 million. We believe $200 to $300 million is the appropriate level of cash-on-hand for a REIT of this size. Our leverage ratio was 52% at mid-year and our weighted average interest rate has remained steady at 5.1% on $5.3 billion of debt.

Moving to our debt maturities. As you can see by this chart, our debt maturities are very manageable. As of June 30, our variable rate debt makes up approximately about 21% of our overall debt. We are also actively working on 2014 and 2015 maturities to ensure we take advantage of a positive credit market and as we move closer to 2017, we will address our requirements as needed.

I’d like to encourage everyone to review our 2nd quarter 10Q filed on August 13th, to see our full and complete financial results.

Next, I’d like to discuss our portfolio of assets. In line with our execution of our long-term strategy, we are starting to see some significant changes.

Here are a couple of visuals. The first pie chart shows our portfolio as of December 31st, 2012. Retail and Lodging comprise the majority of the portfolio and roughly $3 billion of our assets are net lease assets.

We expect in 2014, after the net lease sale transaction is completed, our portfolio will start to match our stated goal of focusing on multi-tenant retail, lodging and student housing.

•	Lodging and retail will still be our largest asset groups.

•	We expect student housing to grow to over 10,000 beds and for us to be a Top-15 owner.

•	We will continue to exit the Office and Industrial space and all of our conventional apartments will be sold.

We believe this strategy will allow us to capture growth in these three asset segments, while at the same time continuing to support our monthly distributions. Also, as we have said in the past, no disposition or acquisition fees were paid to Inland American Business Manager, or any of its affiliates, in connection with these transactions.

Before I close, I’d like to discuss the upcoming new estimated share value calculation.

This year, the valuation will be performed by Real Globe. Real Globe will manage the process independently and they will use the Net Asset Value method, which is the same method used in 2012. We expect the process to be completed in mid-December.

I will tell you we are confident in our long-term strategy to maximize shareholder value. I think it is important to remember that during the real estate downturn we maintained a solid $0.50 distribution. Also, as of September 2013, Inland American investors have received between $2.33 to $4.29 per share in distributions depending on the timing of their investment.

I’d like to thank you again for joining us today. We look forward to updating you on our progress after we file our 3rd quarter results in mid-November. If you have any questions, please do not hesitate to call our Inland Investor Services group and don’t forget to take the survey.

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